NEWS RELEASE	FLOTEK INDUSTRIES, INC.
FLOTEK INDUSTRIES, INC. 7030 Empire Central Drive Houston, Texas 77040	Monday May 16, 2005 5:00 p.m. EST

FLOTEK INDUSTRIES, INC. REPORTS RECORD 1ST QUARTER RESULTS

HOUSTON, May 16, 2005 - Flotek Industries, Inc. (FLTK.OB), reported first quarter revenue of $11 million, an increase of 130% over the same period last year and 67% over fourth quarter 2004. Net income rose to $1.5 million, or 22 cents per share for the first quarter of 2005, up from $0.2 million or 4 cents per share, a year earlier. Earnings per share of 22 cents represent a 450% increase over the same period last year, and an 83% increase over fourth quarter 2004 earnings per share of 12 cents.

Financial Results (in thousands, except per share amounts):

	Three Months Ended
	March 31, 2005	March 31, 2004	December 31, 2004
Revenue	$11,041	$4,796	$6,603

Net Income	$1,468	$234	$775

Basic EPS	$0.22	$0.04	$0.12
Diluted EPS	$0.20	$0.03	$0.12

Internal growth continued to be led by Specialty Chemicals and Logistics. First quarter results were boosted by the accretive purchase of Spidle Sales & Service which is reflected in the financial results effective January 1, 2005. We believe the integration of Spidle into our drilling tools segment has been successful with performance results on target with management’s projected earnings estimates. Our downhole production segment returned a profit this quarter for the first time in eight quarters with the second quarter projected to be profitable as well.

Corporate highlights of the quarter included the closing of the acquisition of Spidle Sales & Service, Inc., the purchase of shaker screen manufacturing assets from Phoenix E&P Technology, the refinancing of our senior credit facility with Wells Fargo, and Flotek’s first investor presentation at the EnerCom Oil Service Conference.

Our credit facility with Wells Fargo allows up to $2 million of capital expenditures to be made during the year to fund Flotek’s growth. The capital expenditures program for 2005 includes further modernization and expansion of our research labs in Marlow, Oklahoma and Denver, Colorado. Specialty Chemicals is also evaluating the expansion of its manufacturing operations in new geographic locations to better serve its growing customer base.

Chairman and CEO, Jerry D. Dumas, Sr. commented, “We are committed to staying focused and disciplined, with a continued emphasis on increasing profits and shareholder value. We are very active in seeking acquisitions that are strategic to our core business: production tools, drilling tools and specialty chemicals.”

The Company is looking forward to its Annual Meeting of Shareholders on May 24th at the Houston Petroleum Club at 2pm and invites all shareholders, customers, vendors and potential investors to attend and spend time with the management team.

More detail is available in the Company’s 10-QSB filed with the SEC. For product information and additional information on the Company, please visit Flotek’s web site at http://www.flotekind.com.

Flotek is a publicly traded company involved in the manufacturing and marketing of innovative specialty chemicals, downhole drilling and production equipment, and management of automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry.

Statements made in this press release, including those relating to the positive direction of the Company, and increased revenue base, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Other factors identified in the Company’s filings with the Securities and Exchange Commission could also affect the forward-looking statements contained in this press release.

CONTACT:
Flotek Industries, Inc.
Rosalie Melia, Corporate Secretary
713.849.9911